              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Richard A. Lumpkin
        121 South 17th Street
        Mattoon, Illinois 61938
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        January 1999

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director ( ) 10% Owner (x) Officer (give title below) (x) Other (specify below)

        Vice Chairman
        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person




               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                                5. Amount of
                                                                                 Securities     6. Owner-
                2. Trans-                                                       Beneficially    ship Form:
                 action                                                         Owned at End    Direct (D) 7. Nature of Indirect
  1. Title of     Date                          4. Securities Acquired (A) or     of Month        or In-         Beneficial
   Security      (Month/   3. Transaction Code         Disposed of (D)                          direct (I)       Ownership
  (Instr. 3)    Day/Year)      (Instr. 8)            (Instr. 3, 4 and 5)      (Instr. 3 and 4)  (Instr. 4)       (Instr. 4)
  -----------   ---------  -------------------  ----------------------------- ----------------  ---------- ---------------------
                            Code        V        Amount  (A)or(D)     Price
  Class A       01/08/99    S                    769       D          $35.00                     I           By Benjamin I. Lumpkin
  Common Stock                                                                                               1998 NIM-CRUT dated
                                                                                                             October 27, 1998

                01/11/99    S                    1,154     D          35.13                      I           By Benjamin I. Lumpkin
                                                                                                             1998 NIM-CRUT dated
                                                                                                             October 27, 1998

                01/12/99    S                    1,923     D          36.00                      I           By Benjamin I. Lumpkin
                                                                                                             1998 NIM-CRUT dated
                                                                                                             October 27, 1998

                01/13/99    S                    1,923     D          35.00                      I           By Benjamin I. Lumpkin
                                                                                                             1998 NIM-CRUT dated
                                                                                                             October 27, 1998

                01/14/99    S                    1,538     D          36.50                      I           By Benjamin I. Lumpkin
                                                                                                             1998 NIM-CRUT dated
                                                                                                             October 27, 1998

                01/14/99    S                    385       D          36.75                      I           By Benjamin I. Lumpkin
                                                                                                             1998 NIM-CRUT dated
                                                                                                             October 27, 1998

                01/15/99    S                    192       D          37.00                      I           By Benjamin I. Lumpkin
                                                                                                             1998 NIM-CRUT dated
                                                                                                             October 27, 1998

                01/19/99    S                    1,731     D          37.88                      I           By Benjamin I. Lumpkin
                                                                                                             1998 NIM-CRUT dated
                                                                                                             October 27, 1998

                01/19/99    S                    769       D          38.00                      I           By Benjamin I. Lumpkin
                                                                                                             1998 NIM-CRUT dated
                                                                                                             October 27, 1998

                01/19/99    S                    384       D          38.25                      I           By Benjamin I. Lumpkin
                                                                                                             1998 NIM-CRUT dated
                                                                                                             October 27, 1998

                01/19/99    S                    385       D          38.00                      I           By Benjamin I. Lumpkin
                                                                                                             1998 NIM-CRUT dated
                                                                                                             October 27, 1998

                01/19/99    S                    385       D          38.13                      I           By Benjamin I. Lumpkin
                                                                                                             1998 NIM-CRUT dated
                                                                                                             October 27, 1998






                                                                                5. Amount of
                                                                                 Securities     6. Owner-
                2. Trans-                                                       Beneficially    ship Form:
                 action                                                         Owned at End    Direct (D) 7. Nature of Indirect
  1. Title of     Date                          4. Securities Acquired (A) or     of Month        or In-         Beneficial
   Security      (Month/   3. Transaction Code         Disposed of (D)                          direct (I)       Ownership
  (Instr. 3)    Day/Year)      (Instr. 8)            (Instr. 3, 4 and 5)      (Instr. 3 and 4)  (Instr. 4)       (Instr. 4)
  -----------   ---------  -------------------  ----------------------------- ----------------  ---------- ---------------------
                            Code        V        Amount  (A)or(D)     Price
              01/20/99    S                    1,923     D          38.50                      I           By Benjamin I. Lumpkin
                                                                                                           1998 NIM-CRUT dated
                                                                                                           October 27, 1998

              01/20/99    S                    538       D          39.00                      I           By Benjamin I. Lumpkin
                                                                                                           1998 NIM-CRUT dated
                                                                                                           October 27, 1998

              01/25/99    S                    770       D          39.00     70,000 (1)       I           By Benjamin I. Lumpkin
                                                                                                           1998 NIM-CRUT dated
                                                                                                           October 27, 1998

              01/08/99    S                    769       D          35.00                      I           By Elizabeth L. Celio
                                                                                                           1998 NIM-CRUT dated
                                                                                                           October 27, 1998

              01/11/99    S                    1,154     D          35.13                      I           By Elizabeth L. Celio
                                                                                                           1998 NIM-CRUT dated
                                                                                                           October 27, 1998

              01/12/99    S                    1,923     D          36.00                      I           By Elizabeth L. Celio
                                                                                                           1998 NIM-CRUT dated
                                                                                                           October 27, 1998

              01/13/99    S                    1,923     D          35.00                      I           By Elizabeth L. Celio
                                                                                                           1998 NIM-CRUT dated
                                                                                                           October 27, 1998

              01/14/99    S                    1,538     D          36.50                      I           By Elizabeth L. Celio
                                                                                                           1998 NIM-CRUT dated
                                                                                                           October 27, 1998

              01/14/99    S                    385       D          36.75                      I           By Elizabeth L. Celio
                                                                                                           1998 NIM-CRUT dated
                                                                                                           October 27, 1998

              01/15/99    S                    193       D          37.00                      I           By Elizabeth L. Celio
                                                                                                           1998 NIM-CRUT dated
                                                                                                           October 27, 1998
              01/19/99    S                    1,730     D          37.88                      I           By Elizabeth L. Celio
                                                                                                           1998 NIM-CRUT dated
                                                                                                           October 27, 1998

              01/19/99    S                    770       D          38.00                      I           By Elizabeth L. Celio
                                                                                                           1998 NIM-CRUT dated
                                                                                                           October 27, 1998





                                                                                5. Amount of
                                                                                 Securities     6. Owner-
                2. Trans-                                                       Beneficially    ship Form:
                 action                                                         Owned at End    Direct (D) 7. Nature of Indirect
  1. Title of     Date                          4. Securities Acquired (A) or     of Month        or In-         Beneficial
   Security      (Month/   3. Transaction Code         Disposed of (D)                          direct (I)       Ownership
  (Instr. 3)    Day/Year)      (Instr. 8)            (Instr. 3, 4 and 5)      (Instr. 3 and 4)  (Instr. 4)       (Instr. 4)
  -----------   ---------  -------------------  ----------------------------- ----------------  ---------- ---------------------
                            Code        V        Amount  (A)or(D)     Price
              01/19/99    S                    385       D          38.25                      I           By Elizabeth L. Celio
                                                                                                           1998 NIM-CRUT dated
                                                                                                           October 27, 1998

              01/19/99    S                    384       D          38.00                      I           By Elizabeth L. Celio
                                                                                                           1998 NIM-CRUT dated
                                                                                                           October 27, 1998

              01/19/99    S                    384       D          38.13                      I           By Elizabeth L. Celio
                                                                                                           1998 NIM-CRUT dated
                                                                                                           October 27, 1998

              01/20/99    S                    1,923     D          38.50                      I           By Elizabeth L. Celio
                                                                                                           1998 NIM-CRUT dated
                                                                                                           October 27, 1998

              01/20/99    S                    539       D          39.00                      I           By Elizabeth L. Celio
                                                                                                           1998 NIM-CRUT dated
                                                                                                           October 27, 1998

              01/25/99    S                    769       D          39.00      70,000 (2)       I          By Elizabeth L. Celio
                                                                                                           1998 NIM-CRUT dated
                                                                                                           October 27, 1998

                                                                              724,601 (5)      I           By Richard Anthony
                                                                                                           Lumpkin 1990 Personal
                                                                                                           Income Trust for the
                                                                                                           Benefit of Elizabeth
                                                                                                           Arabella Lumpkin dated
                                                                                                           April 20, 1990

                                                                              150,224 (5)      I           By Mary Lee Sparks
                                                                                                           1990 Personal Income
                                                                                                           Trust for the Benefit
                                                                                                           of John Woodruff
                                                                                                           Sparks dated
                                                                                                           April 20, 1990

                                                                               75,037 (5)       I          By Margaret L. Keon
                                                                                                           1990 Personal Income
                                                                                                           Trust for the Benefit
                                                                                                           of Susan Tamara Keon
                                                                                                           DeWyngaert dated April
                                                                                                           20, 1990






                                                                                5. Amount of
                                                                                 Securities     6. Owner-
                2. Trans-                                                       Beneficially    ship Form:
                 action                                                         Owned at End    Direct (D) 7. Nature of Indirect
  1. Title of     Date                          4. Securities Acquired (A) or     of Month        or In-         Beneficial
   Security      (Month/   3. Transaction Code         Disposed of (D)                          direct (I)       Ownership
  (Instr. 3)    Day/Year)      (Instr. 8)            (Instr. 3, 4 and 5)      (Instr. 3 and 4)  (Instr. 4)       (Instr. 4)
  -----------   ---------  -------------------  ----------------------------- ----------------  ---------- ---------------------
                            Code        V        Amount  (A)or(D)     Price
                                                                              724,601 (5)      I           By Richard Anthony
                                                                                                           Lumpkin 1990 Personal
                                                                                                           Income Trust for the
                                                                                                           Benefit of Benjamin
                                                                                                           Iverson Lumpkin dated
                                                                                                           April 20, 1990

                                                                              150,224 (5)      I           By Mary Lee Sparks
                                                                                                           1990 Personal Income
                                                                                                           Trust for the Benefit
                                                                                                           of Anne Romayne Sparks
                                                                                                           dated April 20, 1990

                                                                              150,224 (5)      I           By Mary Lee Sparks
                                                                                                           1990 Personal Income
                                                                                                           Trust for the Benefit
                                                                                                           of Barbara Lee Sparks
                                                                                                           dated April 20, 1990

                                                                              150,224 (5)      I           By Mary Lee Sparks
                                                                                                           1990 Personal Income
                                                                                                           Trust for the Benefit
                                                                                                           of Christina Louise
                                                                                                           Sparks dated
                                                                                                           April 20, 1990

                                                                               75,037 (5)       I          By Margaret L. Keon
                                                                                                           1990 Personal Income
                                                                                                           Trust for the Benefit
                                                                                                           of Joseph John Keon
                                                                                                           III dated April 20,
                                                                                                           1990

                                                                               75,037 (5)       I          By Margaret L. Keon
                                                                                                           1990 Personal Income
                                                                                                           Trust for the Benefit
                                                                                                           of Katherine Stoddert
                                                                                                           Keon dated April 20,
                                                                                                           1990

                                                                               75,037 (5)       I          By Margaret L. Keon
                                                                                                           1990 Personal Income
                                                                                                           Trust for the Benefit
                                                                                                           of Lisa Anne Keon
                                                                                                           dated April 20, 1990






                                                                                5. Amount of
                                                                                 Securities     6. Owner-
                2. Trans-                                                       Beneficially    ship Form:
                 action                                                         Owned at End    Direct (D) 7. Nature of Indirect
  1. Title of     Date                          4. Securities Acquired (A) or     of Month        or In-         Beneficial
   Security      (Month/   3. Transaction Code         Disposed of (D)                          direct (I)       Ownership
  (Instr. 3)    Day/Year)      (Instr. 8)            (Instr. 3, 4 and 5)      (Instr. 3 and 4)  (Instr. 4)       (Instr. 4)
  -----------   ---------  -------------------  ----------------------------- ----------------  ---------- ---------------------
                            Code        V        Amount  (A)or(D)     Price
                                                                               75,037 (5)       I          By Margaret L. Keon
                                                                                                           1990 Personal Income
                                                                                                           Trust for the Benefit
                                                                                                           of Margaret Lynley
                                                                                                           Keon dated April 20,
                                                                                                           1990

                                                                               75,037 (5)       I          By Margaret L. Keon
                                                                                                           1990 Personal Income
                                                                                                           Trust for the Benefit
                                                                                                           of Pamela Keon Vitale
                                                                                                           dated April 20, 1990

                                                                               54,688           I          By Richard Adamson
                                                                                                           Lumpkin Grandchildren's
                                                                                                           Trust dated 9/5/80 f/b/o
                                                                                                           Benjamin Iverson Lumpkin

                                                                               54,688           I          By Richard Adamson
                                                                                                           Lumpkin
                                                                                                           Grandchildren's Trust
                                                                                                           dated 9/5/80 f/b/o
                                                                                                           Elizabeth Arabella
                                                                                                           Lumpkin

                                                                              308,965          I           By Trust named for
                                                                                                           Benjamin Iverson
                                                                                                           Lumpkin created under
                                                                                                           the Mary Green Lumpkin
                                                                                                           Gallo Trust Agreement
                                                                                                           dated December 29,
                                                                                                           1989

                                                                              308,965          I           By Trust named for
                                                                                                           Elizabeth Arabella
                                                                                                           Lumpkin created under
                                                                                                           the Mary Green Lumpkin
                                                                                                           Gallo Trust Agreement
                                                                                                           dated December 29,
                                                                                                           1989

                                                                              311,127 (3)      D






                                                                                5. Amount of
                                                                                 Securities     6. Owner-
                2. Trans-                                                       Beneficially    ship Form:
                 action                                                         Owned at End    Direct (D) 7. Nature of Indirect
  1. Title of     Date                          4. Securities Acquired (A) or     of Month        or In-         Beneficial
   Security      (Month/   3. Transaction Code         Disposed of (D)                          direct (I)       Ownership
  (Instr. 3)    Day/Year)      (Instr. 8)            (Instr. 3, 4 and 5)      (Instr. 3 and 4)  (Instr. 4)       (Instr. 4)
  -----------   ---------  -------------------  ----------------------------- ----------------  ---------- ---------------------
                            Code        V        Amount  (A)or(D)     Price
                                                                               48,328 (4)       I          By Benjamin Iverson
                                                                                                           Lumpkin Holdback Trust
                                                                                                           under Richard Anthony
                                                                                                           Lumpkin 1993 Grantor
                                                                                                           Retained Annuity Trust

                                                                               48,328 (4)       I          By Elizabeth A.
                                                                                                           Lumpkin Holdback Trust
                                                                                                           under Richard Anthony
                                                                                                           Lumpkin 1993 Grantor
                                                                                                           Retained Annuity Trust

                                                                                1,822           I          By Richard Anthony
                                                                                                           Lumpkin Trust under
                                                                                                           the Trust Agreement
                                                                                                           dated February 6, 1970

                                                                               60,619           I          By Margaret Anne Keon
                                                                                                           Trust under the Trust
                                                                                                           Agreement dated
                                                                                                           February 6, 1970

                                                                              107,030           I          By Mary Lee Sparks
                                                                                                           Trust under the Trust
                                                                                                           Agreement dated
                                                                                                           February 6, 1970


                             Table II -- Derivative Securities Acquired,
                                   Disposed of, or Beneficially Owned
                     (e.g., puts, calls, warrants, options, convertible securities)


                                                                                                     9.
                                                                                                  Number of     10.
                                             5.                                                     Deri-    Ownership
             2.                           Number of                                                vative     Form of
           Conver-                       Derivative         6.                                   Securities   Deriva-
    1.     sion or     3.                Securities        Date             7.            8.       Benefi-     tive        11.
  Title   Exercise   Trans-      4.     Acquired (A)     Exercis-          Title         Price     cially    Security:   Nature
 of Deri- Price of   action    Trans-    or Disposed     able and      and Amount of   of Deri-     Owned   Direct (D) of Indirect
  vative   Deriva-    Date     action      of (D)       Expiration      Underlying      vative    at End of   or In-   Beneficial
 Security   tive    (Month/     Code     (Instr. 3,    Date (Month/     Securities     Security     Month   direct (I)  Ownership
(Instr. 3)Security Day/Year) (Instr. 8)   4 and 5)      Day/Year)    (Instr. 3 and 4) (Instr. 5) (Instr. 4) (Instr. 4) (Instr. 4)
------------------ --------- ---------- ------------   ------------  ---------------- ---------- ---------- ---------- ----------

                             Code    V    (A) (D)    Date  Expir-    Title    Amount or
                                                     Exer- ation              Number of
                                                     cis-  Date               Shares
                                                     able


Employee   $35.25                                     (1)   9/25/07   Class A  40,000             40,000     D
Stock                                                                 Common
Option                                                                Stock
(right to
buy) (1)

Employee   $34.50                                     (2)   12/22/07  Class A   5,000               5,000     D
Stock                                                                 Common
Option                                                                Stock
(right to
buy) (2)

Employee   $29.75                                    (3)    12/31/08  Class A  40,000              40,000    D
Stock                                                                 Common
Option                                                                Stock
(right to
buy) (3)


     Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following note, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

        (1) Beneficially owned for purposes of Rule 16a-1(a)(2) by Benjamin I. Lumpkin. These shares are not subject to Mr. Lumpkin's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        (2) Beneficially owned for purposes of Rule 16a-1(a)(2) by Elizabeth L. Celio. These shares are not subject to Ms. Celio's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        (3) Beneficially owned for purposes of Rule 16a-1(a)(2) by Gail Gawthrop Lumpkin and Richard A. Lumpkin.

        (4) Beneficially owned for purposes of Rule 16a-1(a)(2) by Benjamin I. Lumpkin and Elizabeth L. Celio.

        (5) On or about November 23, 1998 the trustees of the 1990 Personal Income Trust named Richard A. Lumpkin as agent with respect to sales of these shares.

        Explanation of footnotes to Table II: The derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.





        (1) The employee stock option dated 12/3/97 vests in four equal annual installments which began on September 25, 1998.

        (2) The employee stock option dated 12/22/97 vests in four equal annual installments beginning on December 22, 1998.

        (3) The employee stock option dated December 31, 1998 vests in four equal annual installments beginning on December 31, 1999.





   SIGNATURE OF REPORTING PERSON:




   Richard A. Lumpkin*
   By:  Steven L. Grissom
        Attorney in Fact



   DATE: February 8, 1999







   *See Exhibit 1





                          JOINT FILER INFORMATION:

   Name: Gail Gawthrop Lumpkin

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: January 1999



   Signature: Gail Gawthrop Lumpkin*
              By: Steven L. Grissom
                  Attorney in Fact




                          JOINT FILER INFORMATION:

   Name: Benjamin I. Lumpkin

   Address: 1316 West Howard St., #1, Chicago, Illinois 60626

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: January 1999



   Signature: Benjamin I. Lumpkin**
              By: Steven L. Grissom
                  Attorney in Fact



   *See Exhibit 2
   **See Exhibit 3







                          JOINT FILER INFORMATION:

   Name: Elizabeth L. Celio

   Address: 815 Columbian, Oak Park, Illinois 60302

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: January 1999



   Signature: Elizabeth L. Celio*
              By: Steven L. Grissom
                  Attorney in Fact














   *See Exhibit 4





                                                                EXHIBIT 1

                              POWER OF ATTORNEY
                              -----------------

             Power of Attorney made this 31st day of December, 1998:

             I, RICHARD A. LUMPKIN of 5 Lafayette Avenue, Mattoon, Illinois 61938, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA
   Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to





   my attorney, or my attorney's substitute, pursuant to the provisions hereof.

             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                      /s/ Richard A. Lumpkin
                                      -----------------------------------
                                      Principal

   Specimen signature of my attorney:

   /s/ Steven L. Grissom
   -----------------------------      -----------------------------------
   Steven L. Grissom                  Principal (as witness to attorney's
                                      signature)


   ----------------------------------------------------------------------

   STATE OF ILLINOIS        )
                            ) ss
   COUNTY OF COLES          )

             I, a Notary Public, in and for said County and State, hereby certify that RICHARD A. LUMPKIN, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed that instrument as his free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 31st day of December, 1998.

                                      /s/ Renee Spitz
                                      -----------------------------------
                                      Notary Public
                                      Renee Spitz
   This document was prepared by:     Notary Public, State of
   Illinois                           My Commission expires Oct. 1, 2000

   Debra L. Stetter
   Schiff Hardin & Waite
   6600 Sears Tower
   Chicago, Illinois 60606





                                                                EXHIBIT 2

                              POWER OF ATTORNEY
                              -----------------

             Power of Attorney made this 31st day of December, 1998:

             I, GAIL GAWTHROP LUMPKIN of 5 Lafayette Avenue, Mattoon, Illinois 61938, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA
   Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to





   my attorney, or my attorney's substitute, pursuant to the provisions hereof.

             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                      /s/ Gail Gawthrop Lumpkin
                                      -----------------------------------
                                      Principal

   Specimen signature of my attorney:

   Steven L. Grissom
   ---------------------------------  -----------------------------------
   Steven L. Grissom                  Principal (as witness to attorney's
                                      signature)

   ----------------------------------------------------------------------

   STATE OF ILLINOIS        )
                            ) ss
   COUNTY OF COLES          )


             I, a Notary Public, in and for said County and State, hereby certify that GAIL GAWTHROP LUMPIN, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed that instrument as her free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 31st day of December, 1998.

                                      /s/ Renee Spitz
                                      -----------------------------------
                                      Notary Public
                                      Renee Spitz
   This document was prepared by:     Notary Public, State of Illinois
                                      My Commission Expires Oct. 1, 2000
   Debra L. Stetter
   Schiff Hardin & Waite
   6600 Sears Tower
   Chicago, Illinois 60606





                                                                EXHIBIT 3

                              POWER OF ATTORNEY
                              -----------------

             Power of Attorney made this 9th day of December, 1998:

             I, BENJAMIN I. LUMPKIN of 1316 W. Howard, Apt. 1, Chicago, IL 60026, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA
   Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to





   my attorney, or my attorney's substitute, pursuant to the provisions hereof.

             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                      /s/ Benjamin I. Lumpkin
                                      -----------------------------------
                                      Principal

   Specimen signature of my attorney:

   /s/ Steven L. Grissom
   --------------------------------   -----------------------------------
   Steven L. Grissom                  Principal (as witness to attorney's
                                      signature)

   ----------------------------------------------------------------------

   STATE OF ILLINOIS        )
                            ) ss
   COUNTY OF COLES          )


             I, a Notary Public, in and for said County and State, hereby certify that BENJAMIN I. LUMPKIN, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed that instrument as his free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 9th day of December, 1998.

                                      /s/ Renee Spitz
                                      -----------------------------------
                                      Notary Public
                                      Renee Spitz
   This document was prepared by:     Notary Public State of Illinois
                                      My Commission Expires Oct. 1, 2000
   Debra L. Stetter
   Schiff Hardin & Waite
   6600 Sears Tower
   Chicago, Illinois 60606





                                                                EXHIBIT 4

                              POWER OF ATTORNEY
                              -----------------

             Power of Attorney made this 7th day of December, 1998:

             I, ELIZABETH L. CELIO of 815 Columbian Avenue, Oak Park, Illinois 60302, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA
   Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person, partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to





   my attorney, or my attorney's substitute, pursuant to the provisions hereof.

             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                      /s/ Elizabeth L. Celio
                                      -----------------------------------
                                      Principal

   Specimen signature of my attorney:


   ---------------------------------  -----------------------------------
   Steven L. Grissom                  Principal (as witness to attorney's
                                      signature)

   ----------------------------------------------------------------------

   STATE OF ILLINOIS        )
                            ) ss
   COUNTY OF COOK           )


             I, a Notary Public, in and for said County and State, hereby certify that ELIZABETH L. CELIO, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed that instrument as her free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 7th day of December, 1998.

                                      /s/ Janet L. Hodapp
                                      -----------------------------------
                                      Notary Public
   This document was prepared by:     "Official Seal"
                                      Janet L. Hodapp
   Debra L. Stetter                   Notary Public, State of Illinois
   Schiff Hardin & Waite              My Commission expires 04/20/02
   6600 Sears Tower
   Chicago, Illinois 60606